Exhibit 10.58

AMYLIN PHARMACEUTICALS, INC.
2003 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

STOCK OPTION AGREEMENT
(NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, Amylin Pharmaceuticals, Inc. (the “Company”) has granted you an option pursuant to the Company’s 2003 Non-Employee Directors’ Stock Option Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice.  Options granted under the Plan are issued under the Company’s 2001 Equity Incentive Plan (the “Incentive Plan”), and any shares of the Company’s Common Stock issued upon exercise of your option will be issued out of shares reserved for issuance under the Incentive Plan.  Defined terms not explicitly defined in this Stock Option Agreement but defined in the Incentive Plan shall have the same definitions as in the Incentive Plan except to the extent otherwise defined in the Plan.

The details of your option are as follows:

1.                                      VESTING.  Subject to the limitations contained herein, your option will vest as set forth in the Plan, provided that vesting will cease upon the termination of your Continuous Service.

2.                                      NUMBER OF SHARES AND EXERCISE PRICE.  The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for capitalization adjustments, as provided in the Plan.

3.                                      METHOD OF PAYMENT.  Payment of the exercise price is due in full upon exercise of all or any part of your option.  You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)                                  In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b)                                  Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company.  Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)                                  Pursuant to the following deferred payment alternative:

(i)                                    Not less than one hundred percent (100%) of the aggregate exercise price, plus accrued interest, shall be due (i) on the date designated by the Company in its sole and absolute discretion but not to exceed four (4) years from date of exercise, or (ii) at the Company’s election, upon termination of your Continuous Service.

(ii)                                Interest shall be compounded at least annually and shall be charged at the market rate of interest necessary to avoid a charge to earnings for financial accounting purposes.

(iii)                            At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall be made in cash and not by deferred payment.

(iv)                               In order to elect the deferred payment alternative, you must, as a part of your written notice of exercise, give notice of the election of this payment alternative and, in order to secure the payment of the deferred exercise price to the Company hereunder, if the Company so requests, you must tender to the Company a promissory note and a security agreement covering the purchased shares of Common Stock, both in form and substance satisfactory to the Company, or such other or additional documentation as the Company may request.

4.                                      WHOLE SHARES.  You may exercise your option only for whole shares of Common Stock.

5.                                      SECURITIES LAW COMPLIANCE.  Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.  The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6.                                      TERM.  You may not exercise your option before the commencement of its term or after its term expires.  The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a)                                  subject to Section 6(f), three (3) months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the preceding paragraph relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(b)                                  subject to Section 6(f), twelve (12) months after the termination of your Continuous Service due to your Disability;

(c)                                  subject to Section 6(f), twelve (12) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

(d)                                  the Expiration Date indicated in your Grant Notice;

(e)                                  the day before the tenth (10th) anniversary of the Date of Grant; or

(f)                                    in the event that your Continuous Service terminates without Cause (as defined below) or because of your Disability or death, in any such case at a time when you are 55 years old or older and have Continuous Service of 5 years or more, then, to the extent you were entitled to exercise your option at the date of such termination, your option will expire upon the earliest of the fifth anniversary of such date, the Expiration Date indicated in your Grant Notice, or the day before the tenth (10th) anniversary of the Date of Grant.

For purposes of this Section 6(f) only, “Cause” means that, in the reasonable determination of the Company, you have (i) been convicted of or pleaded guilty or nolo contendere to a felony or any crime involving moral turpitude or dishonesty; (ii) participated in a fraud or act of dishonesty against the Company; (iii) willfully and materially breached a Company policy; (iv) intentionally damaged the Company’s property; (v) willfully and materially breached your Proprietary Information and Inventions Agreement with the Company; (vi) engaged in conduct that, in the reasonable determination of the Company, demonstrates gross unfitness to serve; or (vii) repeatedly failed to satisfactorily perform job duties to which you previously agreed in writing.  The conduct described under clauses (iii), (vi) and (vii) above will only constitute Cause if such conduct is not cured within 90 days after your receipt of written notice from the Company or the Board specifying the particulars of the conduct that may constitute Cause.

7.                                      EXERCISE.

(a)                                  You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)                                  By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

8.                                      TRANSFERABILITY.  Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

9.                                      OPTION NOT A SERVICE CONTRACT.  Your option is not a service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company as a Director, or of the Company to continue your service as a Director.  Nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue your relationship with the Company as a Director.

10.                               WITHHOLDING OBLIGATIONS.

(a)                                  At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.

(b)                                  Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law.  If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option.  Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise.  Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)                                  You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.  Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow.

11.                               NOTICES.  Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

12.                               GOVERNING PLAN DOCUMENT.  Your option is subject to all the provisions of the Incentive Plan except to the extent otherwise provided for in the Plan, the respective provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Incentive Plan except to the extent otherwise provided for in the Plan or any amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your option and those of the Incentive Plan or the Plan, as applicable, the provisions of the Incentive Plan or the Plan shall control, as the case may be.